Exhibit 4.3

Execution Version

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”), dated as of July 10, 2024, is entered into by and between Calumet, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare” or the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, the Company entered into that certain Conversion Agreement, dated February 9, 2024, by and among Calumet Specialty Products Partners, L.P., a Delaware limited partnership (“CLMT”), the Company, Calumet Merger Sub I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub I”), Calumet Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), Calumet GP, LLC, a Delaware limited liability company and the general partner of CLMT (the “General Partner”), and other parties thereto (as amended by the First Amendment to Conversion Agreement dated April 17, 2024, the “Conversion Agreement”);

WHEREAS, pursuant to the Conversion Agreement, (i) Merger Sub I merged with and into CLMT, with CLMT continuing as the surviving entity and as a subsidiary of the General Partner and the Company (the “CLMT Merger”), and (ii) immediately after the CLMT Merger, Merger Sub II merged with and into the General Partner, with the General Partner continuing as the surviving entity and as a wholly owned subsidiary of the Company (together with the CLMT Merger and the other transactions contemplated by the Conversion Agreement, the “Conversion”);

WHEREAS, in connection with the Conversion, (i) each CLMT Common Unit (as defined in the Conversion Agreement) issued and outstanding as of immediately prior to the effective time of the CLMT Merger was exchanged into the right to receive one share of common stock, par value $0.01 per share, of the Company (“Common Stock”), and (ii) the holders of equity interests in the General Partner exchanged such equity interests for 5,500,000 shares of Common Stock and 2,000,000 warrants (“Warrants”) entitling the Holder or Holders thereof to purchase shares of Common Stock upon the terms and subject to the conditions set forth in the form of warrant certificate attached hereto as Exhibit A (a “Warrant Certificate”); and

WHEREAS, the Company desires for the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the applicable Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants in accordance with the express terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint a co-warrant agent (“Co-Warrant Agent”) as it may, in its sole discretion, deem necessary or desirable upon ten calendar days’ prior written notice to the Warrant Agent. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of any such Co-Warrant Agent. In the event the Company appoints one or more Co-Warrant Agents, the respective duties of the Warrant Agent and any Co-Warrant Agent shall be as the Company shall reasonably determine, provided that such duties and determination are consistent with the terms and provisions of this Agreement.

Section 3. Warrant Statements; Warrant Certificates. The Warrants shall be issued by book-entry registration on the books of the Warrant Agent and the issuance thereof shall be confirmed by statements delivered by the Warrant Agent from time to time, including within five (5) days of the initial issuance thereof, to the Holders reflecting such book-entry position; provided, however, that, at the written request of any Holder, the Warrants held by such Holder shall be evidenced by Warrant Certificates which shall be in the form of Exhibit A attached hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto. The terms and provisions contained in the form of the Warrant Certificate attached hereto as Exhibit A constitute, and are hereby expressly made, a part of this Agreement.

The Company shall provide an opinion of counsel to the Warrant Agent prior to the issuance of Warrants and the related Common Stock subject to issuance upon exercise of Warrants. The opinion shall state that all Warrants or Common Stock, as applicable: (i) were offered, sold or issued as part of an offering registered in compliance with the Securities Act of 1933, as amended (the “1933 Act”) or pursuant to an exemption from the registration requirements of the 1933 Act; (ii) were issued in compliance with all applicable state securities or “blue sky” laws; and (iii) are validly issued, fully paid and non-assessable.

Section 4. Signature; Registration.

(a) With respect to Warrants issued in certificated form, if any, a duly authorized officer of the Company (an “Officer”) shall execute the Warrant Certificates for the Company by electronic or manual signature in the name and on behalf of the Company. If an Officer whose signature is on a Warrant Certificates no longer holds that office after the time the Warrant is countersigned, the Warrant Certificate will still be valid.

(b) With respect to Warrants issued in certificated form, if any, a Warrant Certificate will not be valid until an authorized signatory of the Warrant Agent countersigns the Warrant Certificate, by electronic or manual signature, and the signature shall be conclusive evidence that the Warrant Certificate has been countersigned under this Agreement. The Warrant Agent will keep or cause to be kept, at its offices or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder, or dematerialized evidence of beneficial ownership of such Warrants for any Warrants issued by book-entry registration on the books of the Warrant Agent. Such books shall show the names and addresses of the respective Holders of the Warrants and the number of Warrants beneficially owned by each respective Holder.

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Section 8 of the applicable Warrant Certificate is incorporated herein by reference.

Section 5. Exercise of Warrants.

(a) The Warrants shall be exercisable on the terms and according to the procedures as set forth in the Warrant Certificate. Such terms and procedures set forth therein are incorporated herein by reference. In the event of a Holder electing to exercise a Warrant by Cashless Exercise, the Company shall calculate and promptly transmit written instructions to the Warrant Agent regarding, and the Warrant Agent shall have no obligation under this Section 5 to calculate, the number of shares of Common Stock to be issued in accordance with such instructions or to investigate or confirm whether the Company’s determination of the number of shares of Common Stock to be issued on such exercise, pursuant to this Section 5, is accurate or correct. Such notification shall be made as promptly as practicable following (but in no event later than five Business Days following) receipt by the Company of such Holder’s Warrant Exercise Documentation. In the event of a Cashless Exercise, the Company shall provide the cost basis for shares to be issued pursuant to a Cashless Exercise prior to the transmittal of the number of Warrant Shares issuable in connection with the Cashless Exercise to the Warrant Agent.

(b) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record the cost basis for newly issued shares (to the extent the Warrant Agent is required by applicable law to report such cost basis) as the sum of (1) the Exercise Price per share of Common Stock under the Warrant plus (2) the Holder’s cost basis in the exercised Warrant which the Company shall request of the Holder, if necessary.

(c) Computershare shall forward all funds received by it under this Agreement that are to be distributed or applied by Computershare in the performance of the services hereunder (the “Funds”) by the 5th Business Day of the following month by wire transfer to an account designated by the Company. The Funds shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

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Section 6. Transfer of Warrants. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.

Section 7. Replacement of Warrants. Upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of a Warrant Certificate, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser, and, in the case of loss, theft or destruction, upon delivery of an open penalty surety bond satisfactory to the Company and Warrant Agent holding the Company and Warrant Agent harmless, or, in the case of mutilation, at its option and upon surrender and cancellation thereof, the Warrant Agent will issue a new Warrant Certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by such Warrant Certificate.

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in cancelled form, or, if surrendered to the Warrant Agent, shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of the Warrant Certificate. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to the requirements of applicable law regarding the retention of cancelled securities, and in particular but not by way of limitation, Rule 17Ad-6 and 17Ad-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Warrant Agent shall deliver all cancelled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9. Certain Representations; Reservation and Availability of Common Stock.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, and once executed and issued by the Company, shall constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Warrant Agent will create one or more special accounts for the issuance of shares of Common Stock to be issued upon the exercise of Warrants.

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Section 10. Adjustments. The Exercise Price and the Number Issuable of each applicable Warrant are subject to adjustment from time to time as provided in Section 2 of the applicable Warrant Certificate. Such terms and procedures set forth therein are incorporated herein by reference. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any adjustment. The Company further agrees that it will provide to the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under any Section of this Agreement to calculate any of the adjustments set forth herein.

Section 11. Certification of Number of Common Stock. Whenever the Number Issuable and/or Exercise Price of a Warrant is adjusted as provided in Section 2 of the applicable Warrant Certificate, the Company shall promptly deliver to the Warrant Agent and the Transfer Agent for the Common Stock a copy of the notice and certificate that the Company is required to deliver to the registered Holder of such Warrants pursuant to such Warrant Certificate. The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such notice or certificate relating either to the kind or amount of securities or other property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such notice or certificate. The provisions of this Section 11 shall similarly apply to successive transactions as provided in Section 2 of the applicable Warrant Certificate.

Section 12. Concerning the Warrant Agent. The Company agrees that the Warrant Agent is entitled, from time to time, to reasonable compensation for its services as agreed in accordance with a mutually agreed upon fee schedule dated on or around the date hereof. The Warrant Agent shall also be entitled to receive from time to time, on demand of the Warrant Agent, its reasonable and documented out-of-pocket expenses (including reasonable and documented counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder) in connection with the services rendered hereunder by the Warrant Agent.

The Company also covenants and agrees to indemnify and to hold the Warrant Agent harmless against any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel), which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, the Warrant Agent’s gross negligence, bad faith, or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction); further provided, that, the Warrant Agent’s aggregate liability during any term of this Agreement whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to the Warrant Agent as fees and charges but not including reimbursable expenses, during the twelve months immediately preceding the event for which recovery from Warrant Agent is being sought.

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The Warrant Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder in reliance upon any Warrant Certificate instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be duly signed, executed and, where necessary, guaranteed, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel. The Warrant Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith unless and until it has received such notice in writing.

Promptly after the receipt by the Warrant Agent of actual notice of any demand or claim or the commencement of any action, suit, proceeding or investigation (of which the Company is not a party), the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, promptly notify the Company thereof in writing; provided that the failure to provide such notice shall not affect the rights of the Warrant Agent hereunder. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding.

Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing. The Warrant Agent shall be entitled, at the Company’s expense, to assume the defense of any such claim or proceeding.

The Company shall not, without the written consent of the Warrant Agent, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party. The Company shall not be required to indemnify the Warrant Agent for any amount paid or payable by the Warrant Agent in the settlement or compromise of, or entry into any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder without the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

From time to time, the Company may provide Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time Warrant Agent may apply to any officer of the Company for instruction, and may consult with legal counsel for Warrant Agent or Company with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

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Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement shall be liable to the other party for any consequential, indirect, special, punitive or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility or likelihood of such damages.

This Section 12 shall survive the resignation or discharge of the Warrant Agent, the expiration of the Warrants or the termination of this Agreement.

Section 13. Purchase or Consolidation or Change of Name of Warrant Agent. Any entity into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any entity succeeding to the trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 15. The purchase of all or substantially all of the Warrant Agent’s assets employed in the performance of the warrant agent activities shall be deemed a merger or consolidation for purposes of this Section 13.

Section 14. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company shall be bound:

(a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in the absence of bad faith and in accordance with such opinion or advice.

(b) Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an Officer and delivered to the Warrant Agent; and such certificate shall be full authentication and authorization to the Warrant Agent for any action taken or suffered in the absence of bad faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgement of a court of competent jurisdiction), in the performance of the services under this Agreement.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

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(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price and/or the Number Issuable of any Warrant required under the provisions of Section 2 of the applicable Warrant Certificate or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price and/or the Number Issuable); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued and fully paid and nonassessable.

(f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from an Officer, and to apply to such Officers for advice or instructions in connection with its duties, and it shall not be liable and shall be fully indemnified and held harmless for any action taken or suffered to be taken by it in the absence of bad faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

(h) Under the terms of this Agreement, the Warrant Agent and any equity holder, director, officer or employee of the Warrant Agent may become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct, absent gross negligence or willful misconduct of any such attorney or agents or for any loss to the Company, to the Holder, or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or willful misconduct in the selection and continued employment thereof (which gross negligence or willful misconduct must be determined by a final, non-appealable judgement of a court of competent jurisdiction).

(j) This Section 14 shall survive the resignation or discharge of the Warrant Agent, the expiration of the Warrants or the termination of this Agreement.

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Section 15. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, or via electronic delivery, and to the Holders of the Warrants by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, or via electronic delivery, and to the Holders of the Warrants by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant, then the registered Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be an entity organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any reasonable further assurance, conveyance, act or deed necessary for the purpose without additional obligations or liability to predecessor Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered Holders of the Warrants. However, failure to give any notice provided for in this Section 15, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 16. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by the Board to reflect any adjustment or change in the Exercise Price and the number or kind or class of equity interests or other securities or property purchasable under the several Warrant Certificates to the extent any such adjustment or change is made in accordance with the terms of the Warrant Certificates.

Section 17. Holders of Warrants Not Deemed an Equityholder. Except as otherwise expressly provided in the Warrant Certificate, this Agreement or as required by applicable law, no Holder of any Warrant, solely with respect to such Warrant, shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of such Warrant, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the Holder of any such Warrant, as such, any of the rights of an equityholder of the Company or any right to vote for the election of directors or upon any matter submitted to equityholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting equityholders, or to receive dividends or distributions or subscription rights, or otherwise, until such Warrant shall have been exercised in accordance with the provisions thereof.

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Section 18. Notices.

(a) Notices or demands authorized by this Agreement or the Warrants to be given or made in writing (i) by the Warrant Agent or by the Holder of any Warrant to or on the Company, (ii) subject to the provisions of Section 15, by the Company or by the Holder of any Warrant to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant, may be delivered personally, delivered via e-mail or sent by registered or certified first-class mail, return receipt requested, or a nationally recognized overnight courier service to each recipient at the address of such recipient appearing below or the last known address on the transfer books of the Warrant Agent, as applicable, and shall be deemed given and effective (i) when delivered by hand, if delivered personally, (ii) at the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address provided in this Section prior to 5:30 p.m. (New York City time) on any date, (iii) on the next Business Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address provided in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, or (iv) on the date mailed, if sent by registered or certified first-class mail, return receipt requested, or a United States nationally recognized overnight courier service guaranteeing next Business Day delivery. For any notice delivered via e-mail to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next Business Day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

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If to the Company, to:

Calumet, Inc.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, IN 46214

Attention: Greg Morical

Email: greg.morical@calumetspecialty.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Attention: Hillary H. Holmes

Email: HHolmes@gibsondunn.com

If to the Warrant Agent, to:

Computershare Trust Company, N.A.

Computershare

150 Royall St., Suite 101

Canton, MA 02021

Attention: Client Services

Email: Gina.Brown2@computershare.com

(b) Any notice required to be delivered by the Company to the registered Holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

Section 19. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time agree to supplement or amend this Agreement and the Warrants without the approval of any Holders of Warrants in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions or amendments with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Holders of Warrants or be inconsistent with the terms of the Warrants (it being understood that any amendment or supplement to this Agreement or the Warrants that increases the Exercise Price or decreases the Number Issuable of any Warrants shall be deemed to adversely affect the interests of the Holders of Warrants).

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(b) Except as otherwise provided in Section 19(a) or 19(c), this Agreement and the Warrants may be amended only by means of a written amendment signed by the Company, the Warrant Agent and the Holders of a majority of the outstanding Warrants. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Any amendment or modification of or supplement to this Agreement or the Warrants, any waiver of any provision of this Agreement, and any consent to any departure by the Company or any Holder from the terms of any provision of this Agreement or the Warrants shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given; provided, that, except as provided in Section 19(c), the Holders of a majority of the outstanding Warrants by written notice to the Warrant Agent may waive future compliance by the Company with any provision of this Agreement or the Warrants. In addition, any term of a specific Warrant may be amended or waived with the written consent of the Company and the Holder of such Warrant and the Warrant Agent.

(c) Notwithstanding the provisions of Section 19(b), the consent of each Holder of the Warrants shall be required for any amendment, supplement or modification to this Agreement or the Warrants or for a waiver of any provision thereof, in each case that would adversely affect the Holders of the Warrants, including but not limited to any amendment, supplement, modification or waiver that would:

(i) increase the Exercise Price;

(ii) reduce the term of the Warrants; or

(iii) decrease the number of shares of Common Stock, cash or other securities or property issuable upon exercise of the Warrants except, in each case, for adjustments as set forth in the Warrant Certificate.

(d) It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver if their consent approves the substance thereof.

(e) An amendment, supplement or waiver under Section 19(b) or 19(c) will become effective when duly executed by the Warrant Agent after receipt by the Warrant Agent of written consents from the Holders of the requisite percentage of the outstanding Warrants. After an amendment, supplement or waiver under this Section 19 becomes effective, the Company will send to the Holders affected thereby a notice describing the amendment, supplement or waiver in reasonable detail. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(f) As a condition precedent to the Warrant Agent’s execution of any amendment or supplement, the Company shall deliver to the Warrant Agent a certificate from an Officer that states that the proposed amendment or supplement is in compliance with the terms of this Section 19. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment to this Agreement or a Warrant Certificate that adversely affects the Warrant Agent’s own rights, duties, immunities or obligations under this Agreement.

(g) After an amendment, supplement or waiver becomes effective under this Section 19, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Warrant with respect to which consent was granted.

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(h) If an amendment, supplement or waiver changes the terms of a Warrant, the Company or the Warrant Agent may require the Holder to deliver the affected Warrant Certificate, if any, to the Warrant Agent so that the Warrant Agent may place an appropriate notation of the changed terms on the Warrant and return it to the Holder, or exchange it for a new Warrant that reflects the changed terms. The Warrant Agent may also place an appropriate notation on any Warrant thereafter countersigned. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Warrants in this fashion or otherwise.

Section 20. Successors and Assigns. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Warrant Agent and the Holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of Warrants.

Section 22. Entire Agreement. This Agreement and the Warrant Certificate contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Warrant Certificate, as it may from time to time be amended, this Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

Section 23. Governing Law; Waiver of Jury Trial. This Agreement and any dispute arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any provision or rule that would cause the application of laws of any jurisdictions other than the State of New York.

THE COMPANY, THE WARRANT AGENT AND EACH HOLDER OF A WARRANT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM WITH RESPECT TO THIS AGREEMENT.

Section 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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Section 25. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 26. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public information about the Holders, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services hereunder, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 27. Severability. In case any provision in this Agreement or in the Warrant is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, provided that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

Section 28. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CALUMET, INC.

By:	/s/ Todd Borgmann
Name:	Todd Borgmann
Title:	President & Chief Executive Officer

[Signature Page to Warrant Agreement]

Computershare Inc.
Computershare Trust Company, N.A.

By:	/s/ Thomas Borbely
Name:	Thomas Borbely
Title:	Senior Manager, Corporate Actions

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[See attached]

A-1

WARRANT NO.__________

WARRANT TO PURCHASE

SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE,

OF

CALUMET, INC.

This warrant certificate (the “Warrant Certificate”) certifies that [warrant holder], a [__________ entity], or its registered assigns (the “Holder”), is the owner of [______________] Warrants (the “Warrants”), each of which entitles the Holder to purchase from Calumet, Inc., a Delaware corporation (the “Company”), one fully paid, duly authorized and non-assessable share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), at any time or from time to time on or before 5:00 p.m., New York City time, on July 10, 2027 at an exercise price of $20.00 per share (subject to adjustment in Section 2, the “Exercise Price”), all on the terms and subject to the conditions hereinafter set forth.

The number of shares of Common Stock issuable upon exercise of each such Warrant (the “Number Issuable”), which is initially one share of Common Stock, is subject to adjustment from time to time pursuant to the provisions of Section 2 of this Warrant Certificate.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued or to be issued pursuant to a Warrant Agreement, dated July 10, 2024 (the “Warrant Agreement”), between the Company and Computershare, Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as warrant agent (or any successor warrant agent) (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders of the Warrants, including the Holder. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 11 hereof.

Section 1. Exercise of Warrant. Subject to the last paragraph of this Section 1, the Warrants evidenced hereby may be exercised, in whole or in part, by the Holder at any time or from time to time on or before 5:00 p.m., New York City time, on July 10, 2027, upon delivery to the Company at the registered office of the Company, of: (a) only if an original counterpart of this Warrant Certificate is actually physically delivered to the Holder, this Warrant Certificate or an affidavit of loss (accompanied by any indemnity, medallion guarantee or other undertaking or assurance reasonably requested from the Holder by the Company, its transfer agent (the “Transfer Agent”) or the Warrant Agent) if the Holder does not have possession of this Warrant Certificate at the time of exercise, (b) the form of exercise notice attached hereto as Exhibit A, properly completed and executed by the Holder hereof, which states that such Holder elects to exercise all or a specified number of Warrants evidenced hereby in accordance with the provisions of this Section 1 and specifies the name or names in which such Holder wishes the certificate(s) (if certificated) or book-entry interests for shares of Common Stock to be issued and (c) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Warrants. Such

Exercise Price shall be payable (i) by wire transfer or a certified or official bank check payable to the order of the Company or (ii) by electing (without the payment of the Exercise Price in cash) that the Company deduct from the number of shares of Common Stock otherwise to be delivered to the Holder upon exercise of the Warrants a number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid by (y) the Fair Market Value of one share of Common Stock on the Business Day immediately preceding the day of exercise of the Warrant. An exercise of a Warrant in accordance with clause (ii) of the preceding sentence is herein referred to as a “Cashless Exercise,” and the Holder shall specify in the written notice provided pursuant to this Section 1 that it is electing to make a Cashless Exercise. The documentation and consideration, if any, delivered in accordance with clauses (a), (b) and (c) of this paragraph are collectively referred to herein as the “Warrant Exercise Documentation.” For federal income tax purposes, the Company and the Holders shall treat a Cashless Exercise as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

As promptly as practicable, and in any event within five Business Days after receipt of the Warrant Exercise Documentation, the Company shall: (a) (i) to the extent that the Transfer Agent is participating in The Depositary Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder of the Warrants, credit such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such exercise to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii) deliver or cause to be delivered, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the certificates, if certificated, or if not certificated then in book-entry form at the Transfer Agent, representing the number of validly issued, fully paid and non-assessable shares of Common Stock properly specified in the Warrant Exercise Documentation, (b) if applicable, deliver or cause to be delivered cash in lieu of any fraction of a share of Common Stock, as hereinafter provided, and (c) if less than the full number of Warrants evidenced hereby are being exercised, deliver or cause to be delivered a new warrant certificate or certificates, of like tenor, for the number of Warrants evidenced by this Warrant Certificate, less the number of Warrants then being exercised. Such exercise shall be deemed to have been made at the close of business on the date of delivery of all of the Warrant Exercise Documentation so that, to the extent permitted by applicable law, the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. No such surrender shall be effective to constitute the Person entitled to receive such shares of Common Stock as the record holder thereof while the transfer books of the Company for Common Stock are closed for any purpose (but not for any period in excess of five days), but any such surrender of this Warrant Certificate for exercise during any period while such books are so closed shall become effective for exercise immediately upon the reopening of such books, as if the exercise had been made on the date this Warrant Certificate was surrendered and for the Number Issuable of shares of Common Stock specified in the Warrant Exercise Documentation and at the Exercise Price.

Any exercise of the Warrants evidenced hereby may be conditioned upon the occurrence of an event or transaction that is specified in a written notice of exercise provided by or on behalf of the Holder pursuant to this Section 1, provided that such conditional exercise is only permitted with respect to events for which notice was required to be provided to the Holder by or on behalf of the Company pursuant to Section 3 hereof. Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 3 hereof (if such a notice was provided). The Holder may rescind the exercise of the Warrant or Warrants at any time prior to the consummation of such transaction or event.

The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any shares of Common Stock issuable upon the exercise of the Warrants evidenced hereby. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any shares of Common Stock in any name other than that of the Holder.

In connection with the exercise of any Warrants evidenced hereby, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value of a share of Common Stock on the Business Day immediately preceding the day of exercise. If more than one such Warrant shall be exercised by the Holder thereof at the same time, the number of full shares of Common Stock issuable on such exercise shall be computed on the basis of the total number of Warrants so exercised. The Company shall provide the Warrant Agent an initial funding of one thousand dollars ($1000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, the Warrant Agent may request additional funding to cover fractional payments. The Warrant Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.

Section 2. Adjustments.

(a) Adjustment of Number Issuable and/or the Exercise Price. In order to prevent dilution of the purchase rights granted under this Warrant, the Number Issuable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 (in each case, after taking into consideration any prior adjustments pursuant to this Section 2). If, at any time as a result of the provisions of this Section 2, the Holder shall become entitled upon subsequent exercise to receive any shares of Equity Interests of the Company other than shares of Common Stock, the number of such other Equity Interests so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(b) Adjustment to Number Issuable Upon Dividend, Subdivision, Combination or Reclassification of Common Stock.

(i) If the Company shall, at any time or from time to time after the Issue Date and prior to the exercise in whole or expiration of this Warrant, (A) pay a dividend or make any other distribution upon the Common Stock of the Company payable in shares of Common Stock, or (B) subdivide (by any forward stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Number Issuable upon the exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Company shall, at any time or from time to time after the Issue Date and prior to the exercise in whole, or expiration of, this Warrant, combine (by combination, reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares of Common Stock, then the Number Issuable upon the exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(ii) If the Company shall, at any time or from time to time after the Issue Date and prior to the exercise in whole or expiration of this Warrant, issue by reclassification of its Common Stock any shares of its capital stock, then, (A) if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as part of such reclassification, such change shall be deemed to be a subdivision or combination, as the case may be, of the outstanding Common Stock for the purposes and within the meaning of Section 2(b)(i) and (B) if such reclassification entitles the holders of Common Stock to receive capital stock of the Company in respect of or in exchange for such holders’ shares of Common Stock, then, immediately after such reclassification, this Warrant shall thereafter be exercisable for the aggregate number and kind of shares of Equity Interests of the Company that the Holder would have been entitled to receive as a result of such reclassification had this Warrant been exercised immediately before the record date for such reclassification.

(c) Adjustment for Rights Issue.

(i) If the Company, after the Issue Date and prior to the exercise in whole or expiration of this Warrant, distributes any rights, options or warrants to all holders of its shares of Common Stock entitling them for a period expiring within 45 days after the record date specified below to purchase Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock, at a price per share less than the Fair Market Value per share on that record date, then the Number Issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:

W’ = W x (			)
O + N
	O +	N x P M

where:

W’ = the adjusted Number Issuable upon exercise of the Warrant;

W = the Number Issuable upon exercise of the Warrant before the adjustment;

O = the number of shares of Common Stock outstanding on the applicable record date;

N = the number of additional shares of Common Stock issuable pursuant to such rights, options or warrants;

P = the price per share of the additional shares of Common Stock issuable pursuant to such rights, options or warrants; and

M = the Fair Market Value per share of Common Stock on the applicable record date.

(ii) The adjustment pursuant to this Section 2(c) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Number Issuable under the Warrant shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

(d) Adjustments for Other Distributions.

(i) If the Company, after the Issue Date and prior to the exercise in whole or expiration of this Warrant, pays a cash distribution to all holders of its Common Stock or distributes to all holders of its Common Stock any shares of capital stock, evidences of indebtedness, or any assets or any rights, warrants or other securities, including, without limitation, securities of the Company or its subsidiaries (other than distributions to which Section 2(b), Section 2(c), Section 2(e) or Section 2(f) apply), then the Number Issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:

W’ = W x
M
M - F

where:

W’ = the adjusted Number Issuable upon exercise of the Warrant;

W = the Number Issuable upon exercise of the Warrant before the adjustment;

M = the Fair Market Value per share of Common Stock on the applicable record date; and

F = the amount of cash or fair market value on the record date specified below of the evidences of indebtedness, assets, rights, warrants or other securities to be distributed in respect of one share of Common Stock as determined in good faith by the Board.

(ii) The adjustment pursuant to this Section 2(d) shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of holders entitled to receive the distribution.

(e) Extraordinary Distributions. If the Company , after the Issue Date and prior to the exercise in whole or expiration of this Warrant, pays a cash distribution or dividend to all holders of its Common Stock in an amount per share in excess of 10% of the Closing Sale Price of the Common Stock on the Business Day immediately preceding the date of payment, then and in each such event the Holder, upon each exercise of this Warrant, shall be entitled to receive, in addition to the Number Issuable, the amount of cash which the Holder would have been entitled to receive if, immediately prior to the record date for such payment, the Holder had exercised the same portion of this Warrant as such aforementioned exercise. The Holder may set off the amount receivable with respect to all or a part of the shares of Common Stock issuable upon such exercise against its payment obligation for the Exercise Price therefor.

(f) MRL Spin-Off. Notwithstanding any other provision in this Warrant, if the Company effects an MRL Spin-Off after the Issue Date and prior to the exercise in whole or expiration of this Warrant, there shall be no adjustment to the Number Issuable upon exercise of this Warrant or to the Exercise Price, but instead, (i) the Company shall cause MRL SpinCo to reserve for issuance upon exercise of this Warrant the number of units of MRL SpinCo common Equity Interests the Holder of this Warrant would have been entitled to receive in the MRL Spin-Off had this Warrant been exercised in full immediately prior to the record date for the MRL Spin-Off, and (ii) upon exercise of this Warrant in accordance with Section 1 hereof, (A) the Company shall promptly provide notice of such exercise to MRL SpinCo and, promptly following receipt of such notice, MRL SpinCo shall issue to the Holder of this Warrant such number of units of MRL SpinCo common Equity Interests referred to in the immediately preceding clause (i) and (B) the Company shall issue to the Holder the Number Issuable. The number of units of MRL SpinCo common Equity Interests reserved for issuance and issuable pursuant to this Section 2(f) shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in the MRL SpinCo common Equity Interests which may be made by MRL SpinCo following the MRL Spin-Off.

(g) Certain Repurchases of Common Stock.

(i) If the Company, after the Issue Date and prior to the exercise in whole or expiration of this Warrant, effects a Pro Rata Repurchase of Common Stock, then the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:

W’ = W x (		)
(O – N) x M
(O x M) - F

where:

W’ = the adjusted Number Issuable upon exercise of the Warrant;

W = the Number Issuable upon exercise of the Warrant before the adjustment;

O = the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase;

N = the number of shares of Common Stock repurchased in connection with such Pro Rata Repurchase;

M = the Fair Market Value per share of Common Stock on the date of the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase; and

F = the amount of cash or fair market value on the effective date of the Pro Rata Repurchase of the securities of the Company, evidences of indebtedness of the Company or any other Person or any other property distributed in connection with the Pro Rata Repurchase as determined in good faith by the Board.

(ii) The adjustment pursuant to this Section 2(g) shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of holders entitled to receive the distribution.

(h) Dissolution, Liquidation or Winding Up. If, on or prior to the expiration of this Warrant, the Company (or any other Person controlling the Company) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Holder of this Warrant shall receive upon exercise of the Warrant the kind and number of other securities or assets which the Holder would have been entitled to receive if the Holder had exercised this Warrant in full and acquired the then-applicable Number Issuable hereunder as a result of such exercise immediately prior to the time of such dissolution, liquidation or winding up and the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or assets deliverable upon such dissolution, liquidation or winding up.

(i) When De Minimis Adjustment May Be Deferred. The Company may defer an adjustment in the Number Issuable subject to a Warrant if such adjustment would require an increase or decrease of less than 1% of the then-applicable Number Issuable subject to a Warrant, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least 1% of the then-applicable Number Issuable; and (2) the exercise of any Warrant. All calculations under this Section 2 shall be made to the nearest 1/10,000th of a whole share of Common Stock, it being understood that no such rounding shall be made under Section 2(n) (and, in calculations made pursuant to such paragraph, the adjusted Number Issuable subject to a Warrant shall refer to such adjusted number before rounding).

(j) When No Adjustment Required. No adjustment need be made for a transaction referred to in Sections 2(b) through 2(e), if the Holder is to participate (without being required to exercise the Warrants) in the transaction on a basis and with notice that the Board and the Holder determine to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for (i) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or (ii) the issuance or exercise of any Equity Interests or equity-based awards in accordance with any management or other employee incentive plan of the Company. To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash, and interest will not accrue on the cash.

(k) Notice of Adjustment. Whenever the Number Issuable subject to the Warrant is adjusted, the Company shall provide the notices required by Section 3.

(l) Reorganization of Company. If, after the Issue Date and prior to the exercise in whole or expiration of this Warrant, the Company consolidates or merges with or into, or transfers all or substantially all its assets to, any Person, upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of this Warrant would have owned immediately after the consolidation, merger or transfer if the Holder had exercised this Warrant immediately before the effective date of the transaction, assuming that the Holder failed to exercise its rights of election, if any, as to the kind of amount of securities, cash or other assets receivable upon such a transaction. Concurrently with the consummation of such transaction, the Person formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such transfer shall have been made, shall enter into a supplemental Warrant so providing and further providing for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 2. The successor to the Company shall mail to the Holder a notice describing the supplemental Warrant. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant is an Affiliate of the formed, surviving or transferee Person, that issuer shall join in the supplemental Warrant. If this Section 2(l) applies to a transaction, Sections 2(b) through 2(h) and Section 2(n) shall not also apply to such transaction.

(m) Company Determination Final. Any determination that the Company or the Board must make pursuant to Sections 2(b) through 2(n) hereof is conclusive in the absence of manifest error or bad faith.

(n) Exercise Price in the Event of an Adjustment of the Number Issuable. Upon any adjustment of the Number Issuable subject to the Warrant pursuant to this Section 2, the Exercise Price per share of Common Stock subject to issuance upon exercise of the Warrant shall be adjusted concurrently thereto to equal the product of (a) $20.00 (or if the Exercise Price has been previously adjusted, then such as adjusted Exercise Price) times (b) a fraction, of which the numerator is the total number of shares of Common Stock subject to issuance upon the exercise of the Warrant before giving effect to the adjustment, and the denominator is the total number of shares of Common Stock subject to issuance upon the exercise of the Warrants as so adjusted. For the avoidance of doubt, in connection with any adjustment pursuant to Section (e) or (f), there shall be no adjustment to the exercise price under this Section (n).

(o) Form of Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued in certificated form may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Warrant Certificate.

Section 3. Notices to Holders.

(a) Notice of Adjustment. Upon any adjustment of the Number Issuable subject to a Warrant and the Exercise Price pursuant to Section 2 hereof, the Company shall promptly thereafter cause to be given to the Holder written notice of such adjustments by email or by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 3.

(b) Notice of Certain Events.

In case:

(i) the Company shall authorize the issuance to all holders of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants;

(ii) the Company shall authorize the distribution to all holders of Common Stock evidences of its indebtedness or assets;

(iii) the Company shall authorize any Pro Rata Repurchase;

(iv) of any consolidation or merger to which the Company is a party, or of the transfer of all or substantially all assets of the Company, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants, or any tender offer or exchange offer for shares of Common Stock by the Company;

(v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(vi) the Company proposes to take any action which would require an adjustment of the Number Issuable subject to a Warrant pursuant to Section 2 hereof;

then the Company shall cause to be given to the Holder, at least 10 days prior to any applicable record date, or promptly in the case of events for which there is no record date, by electronic mail, a notice stating (x) the date as of which the holders of record of Common Stock shall be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Common Stock, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 3 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Section 4. Certain Covenants.

(a) Authorized Shares. The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Warrants evidenced hereby will, when issued, be duly authorized, validly issued and fully paid and non-assessable upon issuance and will be free and clear of all liens and will not be subject to any pre-emptive or similar rights. The Company shall at all times reserve and keep available solely for issuance upon the exercise of the Warrants, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the exercise of all outstanding Warrants, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the exercise of all outstanding Warrants.

(b) No Impairment. The Company will not, by amendment of its charter or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock obtainable upon the exercise of this Warrant and (ii) take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant.

Section 5. Registered Holder. The Person in whose name this Warrant Certificate is registered shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes. The Holder of this Warrant Certificate, solely in its capacity as such, shall not be entitled to any rights whatsoever as a stockholder of the Company, except as herein provided.

Section 6. Certain Transfer and Exercise Provisions. Any transfer of the rights represented by this Warrant Certificate shall be effected by (i) only if an original counterpart of this Warrant Certificate is actually physically delivered to the Holder, the surrender of this Warrant Certificate or provision of an affidavit of loss (accompanied by any indemnity, medallion guarantee or other undertaking or assurance reasonably requested from the Holder by the Company, its Transfer Agent or the Warrant Agent) if the Holder does not have possession of this Warrant Certificate at such time and (ii) delivery of the form of assignment attached hereto as Exhibit B, properly completed and executed by the Holder hereof, at the office of the Warrant Agent designated for such purposes. A party requesting transfer of Warrants must provide any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Thereupon, the Company shall issue in the name or names specified by the Holder hereof and, in. Thereupon, the Company shall issue in the name or names specified by the Holder hereof and, in the event of a partial transfer, in the name of the Holder hereof, a new warrant certificate or certificates evidencing the right to purchase such number of shares of Common Stock as shall be equal to the then applicable Number Issuable.

Section 7. Denominations. The Company covenants that it will, at its expense, promptly upon surrender of this Warrant Certificate or an affidavit of loss in accordance with Section 8 at the registered office of the Company, execute and deliver to the Holder a new warrant certificate or certificates in denominations specified by such Holder for an aggregate number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

Section 8. Replacement of Warrants. Upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of this Warrant Certificate, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser, and, in the case of loss, theft or destruction, upon delivery of an open penalty surety bond satisfactory to the Company, Warrant Agent, and Transfer Agent holding the Company, Warrant Agent, and Transfer Agent harmless, or, in the case of mutilation, at its option and upon surrender and cancellation thereof, the Warrant Agent will issue a new warrant certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

Section 9. Governing Law. THIS WARRANT CERTIFICATE AND ANY DISPUTE OR CLAIM ARISING HEREUNDER OR RELATING HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

THE COMPANY AND THE HOLDER OF THIS WARRANT CERTIFICATE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM WITH RESPECT TO THIS WARRANT CERTIFICATE.

Section 10. Rights Inure to Registered Holder. The Warrants evidenced by this Warrant Certificate will inure to the benefit of and be binding upon the Holder and the Company and their respective successors and permitted assigns. Nothing in this Warrant Certificate shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant Certificate, and this Warrant Certificate shall be for the sole and exclusive benefit of the Company and such Holder. Nothing in this Warrant Certificate shall be construed to give the Holder any rights as a holder of shares of Common Stock until such time, if any, as the Warrants evidenced by this Warrant Certificate are exercised in accordance with the provisions hereof.

Section 11. Entire Agreement. The terms of this Warrant are to be read in conjunction with the applicable terms of the Warrant Agreement. In the event of an inconsistency between the terms of this Warrant and the Warrant Agreement, the terms of the Warrant Agreement shall prevail. The Company shall not amend any provisions of the Warrant Certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

Section 12. Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Cashless Exercise” has the meaning given it in Section 1.

“Closing Sale Price” of the Common Stock means, as of any date, (a) the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal national securities exchange on which the Common Stock is traded or (b) if on any such day the Common Stock is not listed on a national securities exchange, the Fair Market Value.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company” has the meaning given it in the first paragraph hereof.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DTC” has the meaning given it in Section 1.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Exercise Price” has the meaning given it in the first paragraph hereof.

“Fair Market Value” means, as of any particular date: (a) the VWAP Price of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the VWAP Price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the 20 consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that, if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share of Common Stock as determined in good faith by the Board.

“Holder” has the meaning given it in the first paragraph hereof.

“Issue Date” means July 10, 2024.

“MRL” means Montana Renewables, LLC, a Delaware limited liability company.

“MRL Spin-Off” means a distribution by the Company to all holders of its Common Stock of any common Equity Interests of MRL, any of MRL’s controlled affiliates or any direct or indirect parent of MRL in connection with the listing of such common Equity Interests on a national securities exchange.

“MRL SpinCo” means the entity which has its common Equity Interests listed on a national securities exchange as a result of an MRL Spin-Off.

“Number Issuable” has the meaning given it in the second paragraph hereof.

“Officer” means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of the Company or any correlative position.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any subsidiary thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Stock, in the case of both (i) or (ii), whether for cash, Common Stock, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, Common Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares of Common Stock for purchase or exchange by the Company under any tender or exchange offer that is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Transfer Agent” has the meaning given it in Section 1.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a share of Common Stock (or, if applicable, a unit of common Equity Interests of another Person).

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of July 10, 2024, between the Company and Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company.

“Warrant Certificate” has the meaning given it in the first paragraph hereof.

“Warrant Exercise Documentation” has the meaning given it in Section 1.

“Warrants” have the meaning given it in the first paragraph hereof.

Section 13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, United States nationally recognized overnight courier services, personal delivery or e-mail, (a) if to the Holder of a Warrant, at such Holder’s last known address appearing on the transfer books of the Warrant Agent; and (b) if to the Company or Warrant Agent, at the applicable registered office located at the address designated for notices in the Warrant Agreement, or such other address as shall have been furnished to the party given or making such notice, demand or other communication. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; on the date mailed, if sent by registered or certified first-class mail, return receipt requested or a United States nationally recognized overnight courier service guaranteeing next Business Day delivery; and by email, (i) at the time of transmission, if such notice or communication is delivered prior to 5:30 p.m. (New York City time) on any date or (ii) the next Business Day after the date of transmission, if such notice or communication is delivered on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day. For any notice delivered via e-mail to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next Business Day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the Issue Date.

CALUMET, INC.

By:
Name:	Todd Borgmann
Title:	President & Chief Executive Officer

Countersigned on July___, 2024 by:

Computershare Inc.
Computershare Trust Company, N.A.

By:
Name:
Title:

Signature Page to Warrant Certificate

Exhibit A to the Warrant Certificate

[Form of Exercise Notice]

Notice of Exercise

Date: [•]

To:	Calumet, Inc.

2780 Waterfront Parkway East Drive, Suite 200

Indianapolis, IN 46214

Email: Greg.Morical@calumetspecialty.com

Cc:	Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Email: HHolmes@gibsondunn.com

Re:	Election to Purchase Common Stock

The undersigned Holder has the right under the Warrant Certificate, dated as of [•], 2024, by and between Calumet, Inc. and [HOLDER], to purchase the number of shares of Common Stock set forth below covered by such Warrant Certificate. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Warrant Certificate. Upon payment of the applicable Exercise Price and surrender of the Warrant Certificate included herewith, the undersigned Holder hereby irrevocably, except as set forth in Section 3 of the Warrant Certificate, elects to exercise its right represented by the Warrant Certificate to purchase the number of shares of Common Stock set forth below, and requests that such shares be issued in the following name:

Name:

A new Warrant Certificate evidencing the remaining, unexercised Warrants, if any, should be issued in the name of the Holder.

Aggregate Number of Warrants to be Exercised (including Warrants to be surrendered as payment of the Exercise Price pursuant to Section 1 of the Warrant Certificate, if any):

Method of Payment of Exercise Price:

☐ Cashless Exercise

☐ Certified or Official Bank Check

☐ Wire Transfer

Aggregate Exercise Price (cash amount or Warrants to be surrendered as payment of the Exercise Price pursuant to Section 1 of the Warrant Certificate, if any):

[Remainder of the Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Exercise as of the date first set forth above.

Holder: [•]

By:
Name:

Exhibit B to the Warrant Certificate

[Form of Assignment Form]

[To be executed upon assignment of Warrants]

The undersigned hereby assigns and transfers this Warrant Certificate1 to __________ whose Social Security Number or Tax ID Number is __________ and whose record address is __________, and irrevocably appoints __________ as agent to transfer this security on the books of the Company. Such agent may substitute another to act for such agent.

The contact information of the assignee is as follows:

[•]

[Address]

[City, State, Zip]

Attention: [•]

Facsimile: [•]

Email: [•]

Signature:

Signature Guarantee:

Date:_______________

[1]	For partial assignment, indicate portion assigned.